Exhibit 3.18
ARTICLES OF INCORPORATION
OF
TEMPORARY MOBILE STORAGE, INC.
Article I
     The name of this Corporation is TEMPORARY MOBILE STORAGE, INC.
Article II
     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
Article III
     The name and address in the State of California of this Corporation’s initial agent for service of process is:
Robert T. Skinner
10 Lombard Street, Suite 410
San Francisco, California 94111
Article IV
     This Corporation is authorized to issue only one class of shares of stock; and the total number of shares which this Corporation is authorized to issue is 1,000,000.
Date:

/s/ Michael W. S. Bristow
Michael W. S. Bristow
Incorporator

     I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Michael W. S. Bristow
Michael W. S. Bristow
Incorporator